Exhibit 10.1

ASSET PURCHASE AGREEMENT
among:
STAR SEMICONDUCTOR CORPORATION,
a Taiwanese corporation;
Cavium International,
an exempted Cayman Islands company;
Cavium Networks, Inc.,
a Delaware corporation;
and
Cavium (Taiwan) Ltd.,
a Taiwanese limited company

Dated as of July 15, 2008

i

Table Of Contents
(continued)

ii.

Table Of Contents
(continued)

iii.

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement is entered into as of July 15, 2008, by and among: Star Semiconductor Corporation, a Taiwanese corporation (the “Seller”), Cavium International, an exempted Cayman Islands company (“Cavium International”), Cavium Networks, Inc., a Delaware corporation (“Cavium US”) and Cavium (Taiwan), Ltd., a Taiwanese limited company (“Cavium Taiwan” and together with Cavium International and Cavium US, the “Purchasers”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recital
     The Parties wish to provide for the purchase by Purchasers of the Assets (as defined in Section 1.1) from Seller, and to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
1. Sale and Purchase of Assets; Related Transactions
     1.1 Sale of Assets. At the Closing (as defined in Section 1.4(a)), the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchasers all of the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. Cavium International shall purchase all of the Assets which are intangible assets (excluding inventory), all of which are listed on Schedule 1-A. Cavium US shall purchase all of the Assets which are inventory, all of which are listed on Schedule 1-B. Cavium Taiwan shall purchase all of the remaining Assets, all of which are listed on Schedule 1-C. For purposes of this Agreement, “Assets” shall mean and include: all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Seller during the Pre-Closing Period; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:
          (1) to extent permitted by the laws, all accounts receivable, notes receivable and other receivables of the Seller (including all accounts receivable identified in Part 2.6 of the Disclosure Schedule and all accounts receivable of the Seller that have arisen since June 30, 2008) (the “Accounts Receivable”);
          (2) all inventories and work-in-progress of the Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to services performed on behalf of the Seller on or prior to the Closing Date;
          (3) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller;
          (4) all advertising and promotional materials possessed by the Seller;
          (5) all Intellectual Property and Intellectual Property Rights and related goodwill of the Seller (including the right to use the name “Star Semiconductor Corporation” and variations thereof, and the Intellectual Property and Intellectual Property Rights identified in Part 2.4 of the Disclosure Schedule);
          (6) all rights of the Seller under the Assumed Contracts;

          (7) all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable); and
          (8) all books, records, files and data of the Seller which is related to the Assets.
     1.2 Purchase Price.
          (a) As consideration for the sale of the Assets to the Purchasers, at the Closing, the Purchasers shall pay an aggregate amount equal to $11,540,000 (including the Taiwanese business tax (VAT) payable as a result of this Agreement (the “VAT Payment”)) less the Cash Balance to or on behalf of the Seller as follows:
          (i) Purchasers shall pay to the Seller, in cash, an aggregate of $10,540,000 less the Cash Balance (the “Closing Payment”), by wire transfer to an account number provided to the Purchasers by the Seller prior to the Closing; and
          (ii) Cavium International shall deposit $1,000,000 (the “Escrow Fund”) in an escrow account (the “Escrow Account”) to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement among the Seller, the Purchasers and Bank of New York Trust Company N.A. (the “Escrow Agent”), in substantially the form of Exhibit B attached hereto (the “Escrow Agreement”).
          (b) For purposes of this Agreement “Assumed Liabilities” shall mean only the following liabilities of the Seller:
          (i) all accounts payable of the Seller that arose from bona fide transactions entered into in the Ordinary Course of Business and that remain unpaid as of the date of the Abbreviated Closing Balance Sheet, but only to the extent and in the amount reflected in the “accounts payable” entry on the Abbreviated Closing Balance Sheet (the “Closing Accounts Payable”); provided, however, that if (1) the sum of (A) the Cash Balance and (B) the Closing Accounts Receivable less (2) the Closing Accounts Payable (the “Liabilities Formula”) is equal to less than two million eight hundred fifty thousand United States dollars ($2,850,000) (the “Bench Amount”) on the Abbreviated Closing Balance Sheet, then Purchasers shall only assume such portion of the Closing Accounts Payable that results in the Liabilities Formula being equal to the Bench Amount on the date of the Abbreviated Closing Balance Sheet and, in such event, the Purchasers shall determine, in their sole discretion, which Closing Accounts Payable to assume such that the Liabilities Formula equals the Bench Amount; provided that if the Closing Date is later than August 1, 2008, the Bench Amount shall be reduced by $5,000 per day until the Closing Date. The “Abbreviated Closing Balance Sheet” shall mean an abbreviated balance sheet of the Seller as of July 31, 2008 or the date that is one business day before the Closing Date, whichever is later, prepared in accordance with Taiwan GAAP, which includes the following line items: Cash Balance, Closing Accounts Receivable, Closing Accounts Payable, inventory and fixed assets. The “Cash Balance” shall be equal to the sum of Seller’s cash and cash equivalents as of the date of the Abbreviated Closing Balance Sheet. The “Closing Accounts Receivable” shall mean all accounts receivable of the Seller, other than any Accounts Receivable derived from sales from July 1, 2008 through the Closing Date, that both (a) arose from bona fide transactions entered into in the Ordinary Course of Business and that remain unpaid as of the date of the Abbreviated Closing Balance Sheet and (b) are not included in the Excluded Assets; and

          (ii) the obligations of the Seller under the Contracts identified on Schedule 1-D attached hereto, (the “Assumed Contracts”) but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Assumed Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Assumed Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Assumed Contracts;
provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Assumed Liabilities” shall not include, and the Purchasers shall not be required to assume or to perform or discharge:
          (1) any Liability of any Shareholder or any other Person, except for the Seller;
          (2) any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;
          (3) any Liability of the Seller for any fees, costs or expenses of the type referred to in Section 11.4(a) of Agreement;
          (4) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;
          (5) any Liability of the Seller arising from or relating to (x) any services performed by the Seller for any customer, or (y) any claim or Proceeding against the Seller;
          (6) any Liability of the Seller for the payment of any Tax;
          (7) any Liability of the Seller to any employee or former employee of the Seller under or with respect to any Seller Employee Plan, profit sharing plan or dental plan or for severance pay;
          (8) any Liability of the Seller to any Shareholder or any other Related Party;
          (9) any Liability under any Assumed Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchasers of any rights or obligations under such Assumed Contract;
          (10) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements; or
          (11) any other Liability that is not referred to specifically in clause “(i)” or “(ii)” of this sentence.
     1.3 Sales and VAT Taxes. Cavium Taiwan shall pay the VAT Payment for value added tax resulting from its purchase of the Assets listed on Schedule 1-C. Other than as set forth in this Section 1.3, the Seller shall bear and pay, and shall reimburse the Purchasers and the Purchasers’ affiliates for, any sales taxes, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, as well as any withholding taxes on the transfer of intellectual property, that may become payable in connection with the sale of the Assets to the Purchasers, other than as levied solely due to the nature or activities of Purchasers; provided, however, that Seller shall have the right to challenge any such assessment, and to any recovery resulting from a successful challenge.

     1.4 Closing.
          (a) The closing of the sale of the Assets to the Purchasers contemplated by this Agreement (the “Closing”) shall take place at the offices of Lee & Li in Taipei, Taiwan, at 1:00 p.m. on August 1, 2008 (the “Scheduled Closing Time”); provided, however, that if any condition set forth in Section 6 has not been satisfied as of such date, then the Purchasers may, at their election, unilaterally postpone the Scheduled Closing Time by up to sixty (60) days. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.
          (b) At the Closing:
          (i) the Seller shall execute and deliver to the Purchasers such bills of sale, endorsements, assignments and other documents, including but not limited to the documents required for transferring the Assets listed on Schedules 1-A, 1-B and 1-C, as may (in the reasonable judgment of the Purchasers or their counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchasers good and valid title to the Assets free of any Encumbrances;
          (ii) the Purchasers shall pay to the Seller the Closing Payment as contemplated by Section 1.2(a)(i);
          (iii) the parties hereto shall execute and deliver the Escrow Agreement, and Cavium International shall deposit an aggregate of $1,000,000 in the Escrow Account as contemplated by Section 1.2(a)(ii);
          (iv) the Seller shall deliver to the Purchasers the Abbreviated Closing Balance Sheet; and
          (v) the Seller shall execute and deliver to the Purchasers a certificate (the “Closing Certificate”) setting forth the representations and warranties of the Seller that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations of the Seller that is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.3, 6.5 and 6.7 has been satisfied in all respects.
2. Representations and Warranties of the Seller
          The Seller represents and warrants, to and for the benefit of the Indemnitees, as follows:
     2.1 Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Taiwan. The Seller is not required to be qualified, authorized, registered or licensed to do business in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Disclosure Schedule. The Seller is in good standing in each of the jurisdictions listed in Part 2.1 of the Disclosure Schedule. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “Star Semiconductor Corporation.”
     2.2 Authority; Binding Nature Of Agreements. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller, board of directors and officers and, as of the Closing Date, shareholders. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.
     2.3 Assets.
          (a) Seller has, and at the Closing will have: (i) good and valid title to all of the Assets purported to be owned by it (as designated in Schedules 1-A, 1-B and 1-C) (the “Owned Assets”), free and clear of any Encumbrance; except for Permitted Encumbrances; (ii) valid and binding leasehold interest in all of the Assets purported to be leased by it (as designated in Schedules 1-A, 1-B and 1-C) (the “Leased Assets”), free and clear of any Encumbrance; except for Permitted Encumbrances and (iii) all rights of the Seller under the Seller Contracts. All Assets licensed to the Seller are so designated on Schedules 1-A, 1-B and 1-C (the “Licensed Assets”). Each Asset is in good operating condition and fit for its current and expected use. Each tangible Asset (i) is in operating condition, in light of its respective age, for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition. “as is” basis; (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The Assets collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.
          (b) The Seller has never owned any real property. Section 2.3(b) of the Disclosure Schedule lists as of the date of this Agreement: (i) each agreement related to the Leased Real Property (the “Leases”); (ii) the street address of each parcel of Leased Real Property, (iii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property. The Seller has not violated any Legal Requirement related to any of the Leased Property. The Seller has made available to the Purchasers true, legible and complete copies of all certificates of occupancy, environmental reports and audits, appraisals, permits and a summary of any Encumbrances relating to or otherwise affecting the Leased Real Property. The Seller is in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual or legal restrictions that restrict the ability of the Seller to use the Leased Real Property for the purposes for which it is currently being used. All existing Internet access and other utilities required for the use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the business as it has been and currently is conducted. The Leases are in full force and effect and there have been no breaches thereof. The Seller has not sub-leased any parcel or any portion of any parcel of the Leased Real Property to any other Person and no other Person has any rights to the use, occupancy thereof, nor has the Seller assigned its interest under any lease listed in Section 2.3(b) of the Disclosure Schedule to any third party. There are no facts that would prevent the Leased Real Property from being occupied by the Seller immediately after the Closing in the same manner as occupied by the Seller immediately prior to the Closing. All improvements on the Leased Real Property were constructed in compliance with all applicable Laws affecting such Leased Real Property.
     2.4 Intellectual Property.
          (a) Part 2.4(a) of the Disclosure Schedule lists all the Intellectual Property Rights, including all goodwill associated therewith, used in connection with the Seller’s business, including dates and jurisdiction of registration of each (the “Intangible Property Rights”).
          (b) To the Seller’s knowledge, Part 2.4(b) of the Disclosure Schedule accurately identifies and describes the current and historic Seller Products and products currently in the design or development process and identifies the Intellectual Property Rights embodied in each such product. The Intangible Property Rights are the only Intellectual Property Rights contained in or necessary for the full ownership of the products required to be listed in Part 2.4(b) of the Disclosure Schedule.

          (c) To the Seller’s knowledge, Part 2.4(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and its employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Products and that is not otherwise material to the Seller’s business); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.
          (d) To the Seller’s knowledge, Part 2.4(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.
          (e) To the Seller’s knowledge, Part 2.4(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any other Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Products or the use of any Seller IP.
          (f) To the Seller’s knowledge, the Seller has provided to the Purchasers a complete and accurate copy of each standard form of Seller IP Contract used by the Seller at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.4(f) of the Disclosure Schedule accurately identifies each Seller IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Purchasers, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Seller Products or otherwise related to the Seller’s business, research, or development.
          (g) The Seller exclusively owns all right, title, and interest to and in the Seller IP (other than Intellectual Property Rights exclusively licensed to the Seller, as identified in Part 2.4(d) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.4(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:
               (i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Seller in the Seller IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Products or Seller IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller Products or Seller IP to the Seller and confidentiality provisions protecting the Seller IP. No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or interest to or in any Seller IP. No employee of the Seller is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.
               (iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP.

               (iv) Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Seller or any Seller Products. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.
               (v) Past IP Dispositions. The Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
               (vi) Standards Bodies. The Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other Person any license or right to any Seller IP.
               (vii) Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchasers will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.
          (h) All Seller IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:
               (i) Misuse and Inequitable Conduct. The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Seller IP that is Registered IP.
               (ii) Trademarks. No trademark or trade name owned, used, or applied for by the Seller conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Seller.
               (iii) Legal Requirements and Deadlines. Each item of Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Seller has been abandoned, allowed to lapse, or rejected. Part 2.4(h)(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Seller IP in full force and effect.
               (iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged. To the best of the Seller’s Knowledge, there is no basis for a claim that any Seller IP is invalid or unenforceable.
          (i) To the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.4(i) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchasers a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

          (j) To the Seller’s knowledge, neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Seller IP; or (b) a breach of or default under any Seller IP Contract. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (1) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (2) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP.
          (k) To the Seller’s knowledge, the Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Seller Products, and no method or process used in the manufacturing of any Seller Products, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Seller or any Seller Products has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Products, or any method or process used in the manufacturing of any Seller Products, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
          (l) To the Seller’s knowledge, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the Seller’s Knowledge, threatened against the Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Seller Products of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.
          (m) To the Seller’s knowledge, the Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Seller’s standard forms of Seller IP Contracts).
          (n) To the Seller’s Knowledge, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Products.
          (o) To the Seller’s knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Seller (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Seller Products, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Seller solely for internal use on a non-exclusive basis) (collectively, “Seller Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software or To the Seller’s knowledge the Seller has provided to the Purchasers a complete and accurate list of all known bugs, defects, and errors in the Seller Software.

          (p) To the Seller’s knowledge, no Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
          (q) To the Seller’s knowledge, the source code for all Seller Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software. No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.
          (r) To the Seller’s knowledge, Part 2.4(r) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller Product or Seller Products to which each such item of Open Source Code relates.
          (s) To the Seller’s knowledge, no Seller Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller Product.
     2.5 Bank Accounts. Part 2.5 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Seller at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; (d) the current balance in such account; (e) the rate of interest being earned on the funds in such account; and (f) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Seller.
     2.6 Receivables. Part 2.6 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of June 30, 2008. Except as set forth in Part 2.6 of the Disclosure Schedule, all existing accounts receivable of the Seller (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2008 and have not yet been collected): (i) represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and will be collected in full (without any counterclaim or setoff) on or before September 15, 2008. Part 2.6 of the Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller.
     2.7 Charter Documents; Records. The Seller has delivered to the Purchasers accurate and complete copies of: (i) the formation and governing documents of the Seller, including but not limited to the company registration card, business license and trading registration, including all amendments thereto; (ii) the shareholder roster of the Seller; and (iii) the minutes and other records of all the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller, the board of directors or other similar entity of the Seller and all committees of the board of directors or other similar entities of the Seller. The books of account, shareholder roster, minute books and other records of the Seller are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller are in the actual possession and direct control of the Seller.
     2.8 Capitalization. The shareholder roster of Seller, as set forth on Part 2.8 of the Disclosure Schedule, is true and correct. There is no: (a) outstanding right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the securities of the Seller; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any securities. No person other than the those set forth on the shareholder roster has any right to vote with respect to the sale of the Assets to the Purchasers or any of the other Transactions.
     2.9 Financial Statements. The Seller has delivered to the Purchasers the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheets of the Seller as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the report of Ernst & Young with respect thereto; and (b) the balance sheet of the Seller as of June 30, 2008 (the “Unaudited Interim Balance Sheet”), and the related statements of income and retained earnings and cash flows for the six months then ended. The Financial Statements and the Abbreviated Closing Balance Sheet are accurate and complete in all respects, have been prepared in accordance with Taiwan GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause “(b)” of this Section 2.9 do not have notes) and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. Since June 30, 2008 (the “Statement Date”): there has been no Material Adverse Effect on the Seller, there has been no damage or destruction to any Asset, the Seller has not acquired via purchase, lease or license any additional assets, the Seller has not licensed, leased or disposed of any Asset, no Seller Contract has been amended or terminated, the Seller has not changed any of its methods of accounting or accounting practices, the Seller has not entered into any transaction or taken any other action outside of the Ordinary Course of Business and the Seller has not committed to take any of the actions described herein.
     2.10 Contracts.
          (a) To the Seller’s knowledge, Part 2.10(a) of the Disclosure Schedule identifies and provides an accurate and complete description of each Seller Contract, except for any Immaterial Contract. The Seller has delivered to the Purchasers accurate and complete copies of all Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect. The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.
          (b) To the Seller’s knowledge, except as set forth in Part 2.10(b) of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; and (ii) no event has occurred, and no circumstance exists, that might (A) result in a violation of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to terminate or modify any Seller Contract. Except as set forth in Part 2.10(b) of the Disclosure Schedule: (1) the Seller has not received any notice or other communication regarding any actual or potential violation or breach of, or default under, any Seller Contract; and (2) the Seller has not waived any right under any Seller Contract
          (c) To the Seller’s knowledge, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder. The Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.
          (d) To the Seller’s knowledge, the performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.
          (e) To the Seller’s knowledge, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.
          (f) Except as set forth in Part 2.10(f) of the Disclosure Schedule, the Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchasers of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchasers of any obligation under such Seller Contract.
          (g) To the Seller’s knowledge, Part 2.9(g) of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller.
     2.11 Liabilities.
          (a) To the Seller’s knowledge, the Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with Taiwan GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business since June 30, 2008; and (iii) obligations under the Contracts listed in Part 2.10 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.
          (b) Part 2.11(b) of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of the Seller as of June 30, 2008; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by the Seller as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of all notes payable and other indebtedness of the Seller as of the date of this Agreement.
          (c) The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.
     2.12 Compliance with Legal Requirements. (a) The Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) the Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no circumstance exists, that might constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement; and (d) the Seller has never received any communication from any Governmental Body or any other Person regarding (i) any actual or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (1) may have an Material Adverse Effect on the Seller or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (2) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of the Seller and relates to or is useful in connection with the business of the Seller. The Seller have delivered to the Purchasers accurate and complete copies of all of the Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.13 of the Disclosure Schedule is valid and in full force and effect and the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual or potential revocation, suspension, cancellation or modification of any Governmental Authorization. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.
     2.14 Tax Matters.
          (a) The Seller has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller. No director or officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to the Seller. The Seller has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Seller.
          (b) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller has no Liability for the Taxes of any Person (other than the Seller) as an affiliate, a transferee or successor, by contract, or otherwise.
     2.15 Employee And Labor Matters.
          (a) The Seller has a comprehensive list of Seller Employees to the Purchasers that includes for each employee: his or her name, original hire date, title, description of duties, annualized compensation, other compensation over the twelve months preceding the Closing, eligibility to participate in each Seller Employee Plan and any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller’s business. The Seller has delivered to the Purchasers accurate and complete copies of all Seller Employee Agreements, employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller. The Seller is not in breach of any Seller Employee Agreement. To the Seller’s knowledge no Seller Employee is in breach of any Seller Employee Agreement.
          (b) To the Seller’s knowledge: (i) no employee of the Seller intends to terminate his employment with the Seller; (ii) no employee of the Seller has received an offer to join a business that may be competitive with the Seller’s business; and (iii) no employee of the Seller is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller; or (B) the Seller’s business or operations.

          (c) The Seller has a comprehensive list of the Seller’s independent Contractors to the Purchasers that includes for each independent contractor: his or her name, first date of service to the Seller, a description of duties, the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed in 2007, the terms of compensation of such independent contractor, and any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller’s business.
          (d) The Seller is not engaged, and the Seller has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, claims, labor disputes or grievances pending or, to the best of the knowledge of the Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Seller Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.
          (e) None of the current or former independent contractors of the Seller could be reclassified as an employee. There are, and at no time have been, any independent contractors who have provided services to the Seller or any Seller Affiliate for a period of six consecutive months or longer. The Seller has never had any temporary or leased employees. No independent contractor of the Seller is eligible to participate in any Seller Employee Plan.
          (f) Part 2.15(f) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each of Seller’s Employee Plans and Seller Pension Plans. The Seller has never had any Seller Employee Plan or Seller Pension Plan except as for those currently in effect and listed on Part 2.15(f) of the Disclosure Schedule. The Seller has delivered to the Purchasers correct and complete copies of all documents setting forth the terms of each Seller Employee Plan and Seller Pension Plan. The Seller has at all times been in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Seller Employees, including the applicable health care continuation requirements of and any similar provisions of local law.
          (g) To the Seller’s knowledge, no shareholder nor any Seller Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Seller or that would interfere with the business of the Seller or any Seller Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Seller or any Seller Affiliate as presently conducted nor any activity of such shareholder or Seller Employees in connection with the carrying on of the business of the Seller or any Seller Affiliate as presently conducted will, to the Seller’s knowledge, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Seller Employees is now bound.
     2.16 Environmental Matters. To the Seller’s knowledge, the Seller is not liable or potentially liable for any response cost or natural resource damages, fines or damage due to Hazardous Material or similar Legal Requirement, at or with respect to any site.
     2.17 Sale of Products. To the Seller’s knowledge, each product that has been sold, licensed or distributed by the Seller to any Person: (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects construction defects or other defects or deficiencies at the time of sale. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold by the Seller on or at any time prior to the Closing Date. No product manufactured or sold by the Seller has been the subject of any recall or other similar action; and no event has occurred and no circumstance exists, that might directly or indirectly serve as a basis for any such recall or other similar action relating to any such product.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the assets of the Seller; (b) no Related Party is indebted to the Seller; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving the Seller; (d) no Related Party is competing, or has competed, directly or indirectly, with the Seller; (e) no Related Party has any claim or right against the Seller; and (f) no event has occurred, and no condition or circumstance exists, that might give rise to any claim or right in favor of any Related Party against the Seller.
     2.19 Proceedings; Orders. There is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves the Seller or that otherwise relates to or might affect the business of the Seller or any of the Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might give rise to the commencement of any such Proceeding. No Proceeding has ever been commenced by or against the Seller. There is no Order to which the Seller, or any of the assets owned or used by the Seller, is subject.
     2.20 No Breach; Consents. To the Seller’s knowledge, except as set forth in Part 2.20 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Sellers will not (a) contravene any provision of the organizational documents of the Seller; (b) violate or conflict with any law, governmental order or governmental authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) under any Seller Contract or require a Consent, including any consent under any contract or governmental authorization that is either binding upon or enforceable against the Sellers; or (d) require any governmental authorization.
     2.21 Brokers. The Seller has not become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
     2.22 Certain Business Practices. Neither the Seller nor any of its Representatives has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business; (b) directly or indirectly, paid any sum of money or item of property, however characterized, to any Person acting on behalf of or under the auspices of a governmental official or Governmental Authorization, in the United States or any other country, which is in any manner illegal under any Legal Requirement of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Seller or any Person affiliated with such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such Person.
     2.23 Accuracy. To the Seller’s knowledge, none of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller that has been furnished to the Purchasers or any of the Purchasers’ Representatives by or on behalf the Seller is accurate and complete in all respects.
3. Representations and Warranties of the Purchasers.
     The Purchasers represent and warrant, to and for the benefit of the Seller, as follows:
     3.1 Due Organization. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement.

     3.2 Authority; Binding Nature Of Agreements. The Purchasers have the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchasers has been duly authorized by all necessary action on the part of the Purchasers and their boards of directors. The Purchasers have the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Escrow Agreement, and the execution, delivery and performance of the Escrow Agreement by the Purchasers have been duly authorized by all necessary action on the part of the Purchasers and their boards of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchasers, enforceable against it in accordance with its terms. Upon the execution and delivery of the Escrow Agreement at the Closing, the Escrow Agreement will constitute the legal, valid and binding obligations of the Purchasers, enforceable against the Purchasers in accordance with their terms.
     3.3 No Breach; Consents. The execution, delivery and performance of this Agreement by Purchasers will not (a) contravene any provision of the organizational documents of Purchasers; (b) violate or conflict with any law, governmental order or governmental authority that the Purchasers are subject to; or (c) require any governmental authorization.
     3.4 Brokers. The Purchasers have not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
     3.5 Accuracy. To Purchasers’ Knowledge, the representations and warranties made in this Agreement by Purchasers are complete and accurate in all respects, and such statements do not contain any untrue statement of a fact or omit to state any fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.
4. Pre-Closing Covenants of the Seller.
     4.1 Access And Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchasers and their Representatives with complete access to Seller’s Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Assets and the Seller’s business; (b) the Seller and its Representatives provide the Purchasers and their Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Assets and the Seller’s business as the Purchasers may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchasers and their Representatives with such additional financial, operating and other data and information relating to the Assets and the Seller’s business as the Purchasers may request in good faith.
     4.2 Operation Of Business. The Seller shall ensure that, during the Pre-Closing Period:
     (a) the Seller conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;
     (b) the Seller keeps in full force all insurance policies it maintained as of the date of this Agreement;
     (c) the Seller (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, and (iv) promptly repairs, restores or replaces any assets that are destroyed or damaged;
     (d) the officers of the Seller confer regularly with the Purchasers concerning operational matters and otherwise report regularly to the Purchasers concerning the status of the Seller’s business, condition, assets, liabilities, operations, financial performance and prospects;

     (e) the Purchasers are notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;
     (f) the Seller does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
     (g) other than as a result of the exercise of stock options outstanding as of the date of this Agreement, the Seller does not sell or otherwise issue any shares of capital stock or any other securities;
     (h) the Seller does not effect or become a party to any Acquisition Transaction;
     (i) the Seller does not form any subsidiary or acquire any equity interest or other interest in any other Entity;
     (j) the Seller does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of the Seller during the Pre-Closing Period, do not exceed $10,000 in the aggregate;
     (k) the Seller does not enter into or permit any of its assets to become bound by any Contract;
     (l) the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with Taiwan GAAP) incurred in the Ordinary Course of Business;
     (m) the Seller does not establish or adopt any Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;
     (n) the Seller does not change any of its methods of accounting or accounting practices in any respect;
     (o) the Seller does not commence or settle any Proceeding;
     (p) the Seller does not enter into any transaction or take any other action of the type referred to in the last sentence of Section 2.9;
     (q) except for paying the Seller’s accounts payable, whether or not due, the Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business;
     (r) the Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Scheduled Closing Time;
     (s) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(i)” through “(r)” of this Section 4.2.
     4.3 Material Adverse Effect. The Seller shall not take any action which would reasonably expect to have the Material Adverse Effect on the Seller.

     4.4 Filings and Consents. The Seller shall ensure that all filings, notices and Consents required to be made, given and obtained by the Seller in order to consummate the Seller’s obligations under the Transactions are made, given and obtained on a timely basis; and during the Pre-Closing Period, the Seller will assist the Purchasers to prepare and make available such documents and take such other actions as the Purchasers may request in good faith, in connection with any filing, notice or Consent that the Purchasers are required or elects to make, give or obtain.
     4.5 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Seller shall promptly notify the Purchasers in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.5 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Purchasers an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.
     4.6 No Negotiation. The Seller shall ensure that, during the Pre-Closing Period, neither the Seller nor any Representative of the Seller shall, directly or indirectly: (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Purchasers) relating to any Acquisition Transaction; (b) participate in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchasers) relating to any proposed Acquisition Transaction; or (c) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchasers) relating to any Acquisition Transaction.
     4.7 Best Efforts. During the Pre-Closing Period, the Seller shall use its Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.
     4.8 Confidentiality. The Seller shall ensure that, during the Pre-Closing Period: (a) the Seller shall not issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that (1) the Seller is required by law to make any such disclosure or (2) Cavium US has provided its written consent for such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller advise the Purchasers, at least five (5) business days before making such disclosure, of the nature and content of the intended disclosure.
     4.9 Shareholder Meeting. The Seller shall provide necessary notice and take all required actions to promptly call a meeting of its shareholders to be held no later than July 28, 2008 in order to approve the Transactions and adopt this Agreement in accordance with ROC Companies Act and Business Merger and Acquisition Law (collectively, the “Acts”); provided, however, that in no event shall Seller send any notice to its shareholders of the above-described shareholders meeting or otherwise notify its shareholders of this Agreement or the Transactions until (a) July 16, if such notice is sent via mail or (b) July 17, if such notice is communicated in any other way (e.g., email, fax or personal delivery).
5. Pre-Closing Covenants of the Purchasers.

     5.1 Best Efforts. During the Pre-Closing Period, the Purchasers shall use their Best Efforts to cause the conditions set forth in Section 7.1 and 7.2 to be satisfied.
     5.2 Employment Offers. During the Pre-Closing Period, Cavium Taiwan shall deliver to the Seller employment offer letters for the Specified Employees and for a majority of the Current Seller Employees at least fourteen (14) days prior to the Closing Date.
     5.3 Filings and Consents. The Purchasers shall ensure that all filings, notices and Consents required to be made, given and obtained by the Purchasers in order to consummate the Purchasers’ obligations under the Transactions are made, given and obtained on a timely basis.
6. Conditions Precedent to the Purchasers’ Obligation to Close.
     The Purchasers’ obligation to purchase the Assets and to take the other actions required to be taken by the Purchasers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchasers, in whole or in part, in writing):
     6.1 Accuracy Of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any update to the Disclosure Schedule.
     6.2 Performance Of Obligations.
          (a) Each of the documents referred to in Sections 1.4(b)(i), 1.4(b)(iii), 1.4(b)(iv) and 1.4(b)(v) shall have been executed by each of the parties thereto and delivered to the Purchasers.
          (b) All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.
     6.3 Consents. Each of the Consents identified in Part 2.20 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.
     6.4 Shareholder Consent. All necessary approval of the Shareholders and Seller’s Board of Directors to approve the Transactions and adopt this Agreement shall have been obtained in accordance with the Acts.
     6.5 No Material Adverse Effect. There shall have been no Material Adverse Effect in the Seller since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such Material Adverse Effect.
     6.6 Additional Documents. The Purchasers shall have received the following documents:
     (a) an opinion letter from Chen & Lin Attorneys-at-Law, the Seller’s legal counsel, dated the Closing Date, in the form of Exhibit C;
     (b) such other documents as the Purchasers may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions; and

     (c) the Abbreviated Closing Balance Sheet.
     6.7 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchasers, or against any Person affiliated with the Purchasers, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     6.8 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or result in a violation of, or cause the Purchasers or any Person affiliated with the Purchasers to suffer any adverse consequence under, any applicable Legal Requirement or Order.
     6.9 Due Diligence. Purchaser shall have completed the legal due diligence of the Seller with respect to the Assets, and the result of the legal due diligence is satisfactory to the Purchasers.
7. Conditions Precedent to the Seller’s Obligation to Close.
     The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):
     7.1 Accuracy Of Representations. All of the representations and warranties made by the Purchasers in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.
     7.2 Purchasers’ Performance.
          (a) The Purchasers shall have executed and delivered the Escrow Agreement and shall have made the payment contemplated by Section 1.4(b)(ii) and the deposit contemplated by Section 1.4(b)(iii).
          (b) All of the other covenants and obligations that the Purchasers are required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.
     7.3 Shareholder Approval. The approval of the shareholders of the Seller to approve the Transactions and adopt this Agreement shall have been obtained in accordance with the Acts.
     7.4 Option Agreement. The Option Agreement, dated as of the Closing Date, by and between Cavium International and the Seller shall have been executed and delivered by Cavium International.
8. Termination.
     8.1 Termination Events. This Agreement may be terminated prior to the Closing:
     (a) by the Purchasers if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Seller, or (ii) the Purchasers reasonably determine that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchasers to comply with or perform its covenants and obligations set forth in this Agreement);

     (b) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchasers and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Purchasers, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);
     (c) by the Purchasers at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;
     (d) by the Seller at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;
     (e) by the Purchasers if the Closing has not taken place on or before October 3, 2008 (other than as a result of any failure on the part of the Purchasers to comply with or perform their covenants and obligations under this Agreement);
     (f) by the Seller if the Closing has not taken place on or before October 3, 2008 (other than as a result of any intentional failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement); or
     (g) by the mutual written consent of the Purchasers and the Seller.
     8.2 Termination Procedures. If the Purchasers wish to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), the Purchasers shall deliver to the Seller a written notice stating that the Purchasers are terminating this Agreement and setting forth a brief description of the basis on which the Purchasers are terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Seller shall deliver to the Purchasers a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.
     8.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 8.1 and Section 8.2, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the Seller shall, in all events, remain bound by and continue to be subject to Section 4.7.
     8.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9. Indemnification, Etc.
     9.1 Survival Of Representations And Covenants.
          (a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation): (i) the Closing and the sale of the Assets to the Purchasers; (ii) any sale or other disposition of any or all of the Assets by the Purchasers; and (iii) the death or dissolution of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for an unlimited period of time.
          (b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.
          (c) Subject to Section 9.1(d), the representations and warranties set forth in Sections 2 and 3 shall expire on the fourth anniversary of the Closing Date; provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of said Sections is given to the Seller on or prior to the fourth anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 9.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and the Purchasers or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.
          (d) Notwithstanding anything to the contrary contained in Section 9.1(c) (and without limiting the generality of anything contained in Section 9.1(a)), if the Seller had knowledge, on or prior to the Closing Date, of any circumstance that constitutes or that has given rise or could be expected to give rise, directly or indirectly, to any Breach of any representation or warranty set forth in Section 2, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is ever given).
          (e) For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.
          (f) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.
     9.2 Indemnification By the Seller.
          (a) The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (i) any Breach of any representation or warranty made by the Seller in this Agreement as of the date of this Agreement (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);
          (ii) any Breach of any representation or warranty made by the Seller in this Agreement as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);
          (iii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule, the Closing Certificate or in any other document delivered or otherwise made available to the Purchasers or any of their Representatives by or on behalf of, the Seller;
          (iv) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;
          (v) any Liability of the Seller or of any Related Party, other than the Assumed Liabilities;
          (vi) any Liability (other than the Assumed Liabilities) to which the Purchasers or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, (D) the operation by the Seller of its business, or (E) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;
          (vii) any matter identified or referred to in Part 2.16 or Part 2.19 of the Disclosure Schedule;
          (viii) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v)”, “(vi)” or “(vii)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); or
          (ix) any inaccuracy or deficiency in the Abbreviated Closing Balance Sheet as reasonably determined by the Purchasers with the assistance of their independent auditors.
          (b) Subject to Section 9.2(c), the Seller shall not be required to make any indemnification payment pursuant to Sections 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000. (If the total amount of such Damages exceeds the $25,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)
          (c) The limitation on the indemnification obligations of the Seller that is set forth in Section 9.2(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Seller had knowledge on or prior to the Closing Date.

          (d) Notwithstanding the foregoing, the parties agree that in no event shall the Seller’s liability under this Agreement, including but not limited to the liability for any indemnification payments made hereunder, exceed the Escrow Fund.
     9.3 Indemnification By the Purchasers.
          (a) The Purchasers shall hold harmless and indemnify the Seller from and against, and shall compensate and reimburse the Seller for, any Damages that are directly or indirectly suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
          (i) any failure on the part of the Purchasers to perform and discharge the Assumed Liabilities on a timely basis;
          (ii) any Breach of any representation or warranty made by the Purchasers in this Agreement; or
          (iii) any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clause “(i)” or “(ii)” above (including any Proceeding commenced by the Seller for the purpose of enforcing its rights under this Section 9.3).
          (b) Subject to Section 9.3(c), the Purchasers shall not be required to make any indemnification payment pursuant to Section 9.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller, or to which the Seller have otherwise become subject, exceeds $25,000 in the aggregate. (If the total amount of such Damages exceeds $25,000 in the aggregate, the Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)
          (c) The limitation on the indemnification obligations of the Purchasers that are set forth in Section 9.3(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Purchasers had knowledge on or prior to the Closing Date.
     9.4 Setoff. the Purchasers shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.
     9.5 Nonexclusivity Of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).
     9.6 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchasers, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, the Purchasers shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller. If the Purchasers so elect to designate the Seller to assume the defense of any such claim or Proceeding:

     (a) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Purchasers;
     (b) the Purchasers shall make available to the Seller any non-privileged documents and materials in the possession of the Purchasers that may be necessary to the defense of such claim or Proceeding;
     (c) the Seller shall keep the Purchasers informed of all material developments and events relating to such claim or Proceeding;
     (d) the Purchasers shall have the right to participate in the defense of such claim or Proceeding;
     (e) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchasers; and
     (f) the Purchasers may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.
If the Purchasers do not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, the Purchasers elect to assume such defense), the Purchasers may proceed with the defense of such claim or Proceeding on its own. If the Purchasers so proceed with the defense of any such claim or Proceeding on its own:
          (i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchasers) shall be borne and paid exclusively the Seller;
          (ii) the Seller shall make available to the Purchasers any documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding;
          (iii) the Purchasers shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and
          (iv) the Purchasers shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold such consent.
     9.7 Exercise Of Remedies By Indemnitees Other Than the Purchasers. No Indemnitee (other than the Purchasers or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchasers (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
10. Certain Post-Closing Covenants.
     10.1 Grant of Restricted Stock Units to Current Seller Employees. Purchasers shall ensure that the offer letters to Current Seller Employees provided at or prior to the Closing include provisions to grant Current Seller Employees restricted stock units (“RSUs”) each calendar quarter over a four year period, with each quarterly grant being 1/16th of the aggregate grant amount as set forth in this Section 10.1 and scheduled for the last day of the first month of each calendar quarter, with the first grant scheduled for October 31, 2008. The allocation of such RSUs among the Current Seller Employees shall be at the discretion of the Board of Directors or a committee thereof of Cavium US. Purchasers shall ensure that the total number of RSUs included in the above-described offer letters is at least equal to (i) four million United States Dollars ($4,000,000) divided by (ii) the average closing price of one share of Cavium US Common Stock on the Nasdaq market for period starting on May 21, 2008 and ending the last day on which the Nasdaq market is open immediately prior to the date of the execution date of this Agreement.
     10.2 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchasers and the Purchasers’ affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchasers may reasonably request, for the purpose of evidencing the Transactions and putting the Purchasers in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchasers any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchasers, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchasers as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchasers, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchasers may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.
     10.3 Publicity. Without limiting the generality of anything contained in Section 4.8, the Seller shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Seller without the prior written consent of Cavium US; (b) the Seller continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential (unless previously disclosed to the public by the Purchasers); and (c) the Seller keep strictly confidential, and the Seller does not use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the business of the Seller, the Purchasers or any affiliate of the Purchasers.
     10.4 Change Of Name. Within twelve (12) months after the Closing, the Seller shall change its name to a name that does not include the word “Star” or any variation thereof and that is satisfactory to Purchasers. From the Closing, Seller shall not use the word “Star” when identifying itself in any commercial communications or transactions with customers, suppliers, partners or any other member of the public. Notwithstanding the forgoing, the Seller shall be entitled to use the name “Star” to the extent necessary in correspondence with government officials to facilitate the Seller’s shut down and liquidation.
11. Miscellaneous Provisions.
     11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.
     11.2 Fees and Expenses.
          (a) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Purchasers thereunder), the Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Chen & Lin Attorneys-at-Law) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchasers and their Representatives with respect to the business of the Seller (and the furnishing of information to the Purchasers and their Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.
          (b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Seller thereunder), the Purchasers shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward Kronish llp and Lee and Li) that have been incurred or that are in the future incurred by or on behalf of the Purchasers in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchasers and their Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, and the obtaining of any Consent required to be obtained by the Purchasers in connection with any of the Transactions; and (iv) the consummation and performance of the Transactions.
     11.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by courier service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to the Seller:
Star Semiconductor Corporation
Attn: Steven Huang, Chairman & CEO
4F, No.1, Chin-Shan 8th Street
Hsin-Chu, 300 Taiwan, R.O.C.
Facsimile: 886 3 567 9225
if to the Purchasers:
c/o Cavium Networks, Inc.
Attn: Arthur Chadwick, CFO
805 East Middlefield Road,
Mountain View, CA 94043 USA
Facsimile: 1 650-625-9751
with a copy to:
Cooley Godward Kronish LLP
Attention: Vincent Pangrazio
805 East Middlefield Road,
Mountain View, CA 914103 USA
Facsimile: 1 650-849-7400
     11.5 Time Of The Essence. Time is of the essence of this Agreement.

     11.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     11.8 Governing Law; Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:
          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such legal proceeding;
          (ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and
          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
          (b) The Seller agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.
          (c) Nothing in this Section 11.8 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding against the Seller in any forum or jurisdiction.
     11.9 Successors And Assigns; Parties In Interest.
          (a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and the Purchasers and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Shareholders; the Purchasers; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. The Seller shall not be permitted to assign any of its rights or delegate any its obligations under this Agreement without the prior written consent of the Purchasers. Other than (1) in conjunction with a change of control of the Purchasers or Cavium US or (2) an assignment from a Purchaser to an entity under common control with such Purchaser, the Purchasers shall not be permitted to assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the Seller (so long as the Seller remains in existence).
          (b) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

     11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agree that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchasers shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchasers nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.
     11.11 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchasers and the Seller.
     11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     11.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
     11.15 Knowledge. For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.
     11.16 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, Exhibits to this Agreement and Schedules to this Agreement.

     The parties to this Agreement have caused this Agreement to be executed and delivered as of July 15, 2008.
SELLER:

Star Semiconductor Corporation a Taiwanese company
By:	/s/ Steven Huang
Title:	Chairman & CEO

PURCHASERS:

Cavium International, an exempted Cayman Islands company
Signature:	/s/ Arthur Chadwick
By:	Arthur Chadwick
Title:	Director

Cavium Networks, Inc., a Delaware corporation
Signature:	/s/ Arthur Chadwick
By:	Arthur Chadwick
Title:	Vice President of Finance and Administration and Chief Financial Officer

Cavium (Taiwan) Ltd., a limited Taiwanese company
Signature:	/s/ Arthur Chadwick
By:	Arthur Chadwick
Title:	Director

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.
     Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
     Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.
     Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Comparable Entities. “Comparable Entities” shall mean Entities (other than the Seller) that are engaged in businesses similar to the business of the Seller.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     Current Seller Employee. “Current Seller Employee” shall mean any employee, independent contractor or director of the Seller or any Seller Affiliate employed or engaged to provide services to Seller or any Seller Affiliate as of the date of the Agreement.
     Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchasers on behalf of the Shareholders and the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     Excluded Assets. “Excluded Assets” shall mean the assets identified on Schedule 1-F (to the extent owned by the Seller on the Closing Date).
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement; (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.
     Immaterial Contract. “Immaterial Contract” shall mean any Seller Contract that: (a) was entered into by the Seller in the Ordinary Course of Business; (b) is identical in all material respects to one of the Standard Form Agreements; (c) has a term of less than thirty (30) days or may be terminated by the Seller (without penalty) within thirty (30) days after the delivery of a termination notice by the Seller to the other party thereto; and (d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.
     Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchasers; (b) the Purchasers’ current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
     Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     Leased Real Property. “Leased Real Property” shall mean the real property leased by the Seller as tenant, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Material Adverse Effect. “Material Adverse Effect” shall mean any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of a company, taken as a whole
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
     Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:
          (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

          (b) such action is taken in accordance with sound and prudent business practices;
          (c) such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and
          (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.
     Permitted Encumbrances. “Permitted Encumbrances” shall mean Encumbrances that (a) are liens for taxes not yet due and payable or (b) relate to assets owned by customers or third parties that are used by the Company in its operations.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.
     Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     Restricted Stock Units. “Restricted Stock Units” shall mean restricted stock units to granted under the Cavium US 2007 Equity Incentive Plan or any subsequent Cavium US equity incentive plan pursuant to Restricted Stock Unit Award Agreements (which shall contain such terms and conditions as the Board of Directors of Cavium US or committee thereof shall deem appropriate).
     Seller Affiliate. “Seller Affiliate” shall mean any Person under common control with the Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
     Seller Contract. “Seller Contract” shall mean any Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.
     Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any Seller Affiliate.
     Seller Employee Agreement. “Seller Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller or any

Seller Affiliate and any Seller Employee.
     Seller Employee Plan. “Seller Employee Plan” shall mean any work rules, plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation, except such definition shall not include any Seller Employee Agreement.
     Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used to manufacture the Seller Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller.
     Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Seller.
     Seller Pension Plan. “Seller Pension Plan” shall mean the employee pension plan established and set aside by the Seller for any Seller Employees according to the Taiwanese Labor Standard Act and Taiwanese Labor Pension Act.
     Seller Product(s). “Seller Product(s)” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Seller.
     Seller Web Site. “Seller Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Seller.
     Specified Employees. Specified Employees shall mean Steven Huang, Gene Liu, Alex Chiu and M.J. Liu.
     Standard Form Agreements. “Standard Form Agreements” shall mean the forms of agreements attached as Appendices 2.13(A) and 2.13(B) to the Disclosure Schedule.
     Taiwan GAAP. “Taiwan GAAP” shall mean generally accepted accounting principles in Taiwan.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; and (c) the Closing Certificate.

     Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchasers in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchasers; and (iii) the performance by the Seller, the Shareholders and the Purchasers of their respective obligations under the Transactional Agreements, and the exercise by the Seller, the Shareholders and the Purchasers of their respective rights under the Transactional Agreements.

List of Omitted Schedules
Company Disclosure Schedule
Exhibit B: Escrow Agreement
Exhibit C: Form of Legal Opinion
Schedule 1-A: Assets to be Purchased by Cavium International
Schedule 1-B: Assets to be Purchased by Cavium US
Schedule 1-C: Assets to be Purchased by Cavium Taiwan
Schedule 1-D: Assumed Contracts
Schedule 1-E: Excluded Assets
The above schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.

C-1